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                                                                     Exhibit 8.1

                               January 31, 2001

Lehman Brothers Inc.                        Deutsche Banc Alex. Brown Inc.
Three World Financial Center                31 West 52/nd/ Street
New York, New York 10285                    New York, NY 10019

Merrill Lynch, Pierce, Fenner               Standard & Poor's Ratings Services
  & Smith Incorporated                      55 Water Street
North Tower, 10/th/ Floor                   New York, New York 10041
World Financial Center
New York, New York 10281                    Moody's Investors Service, Inc.
                                            99 Church Street
Credit Suisse First Boston Corporation      New York, New York 10007
11 Madison Avenue, 5/th/ Floor
New York, New York 10010-3629               Fitch, Inc.
                                            One State Street Plaza
Banc One Capital Markets, Inc.              32/nd/ Floor
1 Bank One Plaza, Mall Suite IL1-0596       New York, NY 10004
Chicago, IL 60670
                                            U.S. Bank Trust National Association
                                            180 East Fifth Street
                                            Saint Paul, Minnesota 55101

     Re: Conseco Finance Corp./Conseco Finance Securitizations Corp. Certificates for Home Equity Loans, Series 2001-A

Gentlemen:

     We have acted as counsel for Conseco Finance Corp. ("Conseco") and Conseco Finance Securitizations Corp. ("CFSC") in connection with their execution of (a) a Pooling and Servicing Agreement, dated as of January 1, 2001 (the "Pooling and Servicing Agreement"), among Conseco, CFSC and U.S. Bank Trust National Association, as Trustee (the "Trustee"), and CFSC's establishment, pursuant thereto, of Conseco Finance Home Equity Loan Trust 2001-A (the "Trust") and (b) a Transfer Agreement, dated as of January 1, 2001, between Conseco and CFSC.
All undefined capitalized terms used in this opinion have the meanings given them in the Pooling and Servicing Agreement.

     Pursuant to the Pooling and Servicing Agreement, CFSC will transfer to the Trust the Loans and certain related property and Conseco will act as Servicer of the Loans.

Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner
 & Smith Incorporated
Credit Suisse First Boston Corporation
Banc One Capital Markets, Inc.
Deutsche Banc Alex. Brown Inc.
Standard & Poor's Ratings Services
Moody's Investors Service, Inc.
Fitch, Inc.
U.S. Bank Trust National Association
January 31, 2001
Page 2


     Conseco and CFSC have requested that we provide to you our opinion whether the Master REMIC, Intermediate REMIC, Subsidiary A REMIC and Subsidiary B REMIC created pursuant to the Pooling and Servicing Agreement will each be treated as a real estate mortgage investment conduit ("REMIC") under the Internal Revenue Code of 1986, as amended through the date hereof (the "Code"), under certain Treasury Regulations concerning REMICs promulgated by the Treasury Department on December 23, 1992 (the "REMIC Regulations"), and under Minnesota law.

     In rendering our opinion, we have examined the Pooling and Servicing Agreement and such additional related documents, and we have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of the opinion expressed herein.

     Our opinion is based upon existing law and currently applicable Treasury Department regulations, current published administrative positions of the Internal Revenue Service contained in revenue rulings and revenue procedures, and judicial decisions, all of which are subject to change, either prospectively or retroactively, and to possibly differing interpretations, and is also based on the representations and warranties set forth in the Pooling and Servicing Agreement and the assumptions that CFSC and the Trustee will at all times comply with the requirements of the Pooling and Servicing Agreement, including, without limitation, the requirement that a proper election to be taxed as a REMIC is made for each of the Master REMIC, Intermediate REMIC, Subsidiary A REMIC and Subsidiary B REMIC in accordance with the Pooling and Servicing Agreement and the Code, and that the certificates representing interests in the Trust will be issued as described in the Prospectus Supplement relating to the Certificates.

     Based upon the foregoing, as of the date hereof it is our opinion that:

     1. The Master REMIC, Intermediate REMIC, Subsidiary A REMIC and Subsidiary B REMIC will each qualify as a REMIC under the Code and under the REMIC Regulations. The Class A, Class I-IO, Class M, Class B and Class B-3I Certificates will evidence ownership of the "regular interests" in the Master REMIC. The Class C Master Certificate will evidence ownership of the single class of "residual interests" in the Master REMIC. The Intermediate REMIC Regular Interests represent the "regular interests" in the Intermediate REMIC and the Class C Intermediate Certificate will evidence the sole class of "residual interests" in the

Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner
 & Smith Incorporated
Credit Suisse First Boston Corporation
Banc One Capital Markets, Inc.
Deutsche Banc Alex. Brown Inc.
Standard & Poor's Ratings Services
Moody's Investors Service, Inc.
Fitch, Inc.
U.S. Bank Trust National Association
January 31, 2001
Page 3

Intermediate REMIC. The Subsidiary REMIC Regular Interests SA-1, SA-2 and SA-3 represent the "regular interests" in the Subsidiary A REMIC and the Class C Subsidiary A Certificate will evidence the sole class of "residual interests" in the Subsidiary A REMIC. The Subsidiary REMIC Regular Interest SB-1 represents the "regular interests" in the Subsidiary B REMIC and the Class C Subsidiary B Certificate will evidence the sole class of "residual interests" in the Subsidiary B REMIC.

     2. For Minnesota income and franchise tax purposes, the Trust (excluding the Pre-Funding Account and the Capitalized Interest Account) will not be subject to tax and the income of the Trust will be taxable to the holders of interests therein, all in accordance with the provisions of the Code concerning REMICs as amended through December 31, 1999.

     3. Ownership of a Certificate will not be a factor in determining whether the owner is subject to Minnesota income or franchise taxes. Therefore, if the owner of a Certificate is not otherwise subject to Minnesota income or franchise taxes in the State of Minnesota, such owner will not become subject to such Minnesota taxes solely by virtue of owning a Certificate.

     We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of Minnesota. This opinion is being delivered to you at the request of Conseco and CFSC only for your use. It may not be circulated or republished to or relied upon by any other person without our prior written consent.

                                        Very truly yours,